Exhibit 10.43

FC Stone Group

P. O. Box 4887

Des Moines, Iowa 50306-4887

Attention: Mr. Robert Johnson

Dear Mr. Johnson:

I am pleased to advise you that we have renewed the following facilities available to FCStone, LLC, (i) $15,000,000 revolving line of credit, the purpose of which is to provide overnight and intraday loans to finance commercial customers’ variation margin calls at the Chicago Board of Trade, (ii) $375,000 stand-by letter of credit, and (iii) $5,000,000 revolving line of credit, the purpose of which is to provide loans to finance grain deliveries on the Chicago Board of Trade. Further, facilities (i) and (ii) described above, will continue to be guaranteed by FCStone Group, Inc. Additionally, we have recently approved, and will establish upon receipt of completed and executed documentation, a $5,000,000 revolving line of credit to finance foreign customer margin positions, which will be secured by letter of credit in favor of Harris N.A. Usage of this facility will reduce the availability of the aforementioned $5,000,000 revolving delivery line.

These lines will be available subject to the terms of this letter, through January 31, 2007. The continued availability of these lines of credit during this term are, of course, subject to no material adverse change in your financial condition and operating results continuing to be satisfactory to us.

These lines will be on a demand basis and nothing contained herein or in any of the loan documents shall be deemed to impair the demand nature of the facilities.

Borrowing under these lines will be on a demand basis and bear floating interest at the Harris Bank prime commercial rate. Interest will be payable on the last day of each month prior to demand and be computed on the basis of a year of 360 days for the actual number of days elapsed.

So long as the $15,000,000 line of credit is available, you are to pay a facility fee of  1/4 of 1% per annum on the unused portion of the facility computed on the basis of a 360 day year for the actual number of days elapsed and payable quarterly in arrears.

By your execution hereof you agree that you shall reimburse the Bank for all of its out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the transaction contemplated hereby or in the enforcement of your obligations to us. In addition, you agree to indemnify and save us harmless from and against all liabilities, losses, costs and expenses incurred in connection with any action, suit or proceeding brought against us by any person which arises out of the transactions contemplated or financed hereby.

Dated as of this 27th day of March, 2006

Very truly yours,

HARRIS, N.A.

/s/ Linda C. Haven
By:	Linda C. Haven
Its:	Managing Director

ACCEPTED and AGREED

FCSTONE, LLC

By:	/s/ Robert V. Johnson
Its:	Exec. V. P. & CFO